FINANCIAL PUBLIC RELATIONS AGREEMENT

Between:	ACCENT MARKETING LTD
(the “Consultant”)
At:	Deisenhofener Strasse 79c
81539 Muenchen, Germany
Facsimile: 011-49-89 62021038

And:	URANERZ ENERGY CORP.
(the “Company”)
At:	Suite 1410
800 West Pender Street,
Vancouver, B.C., Canada
V6C 2V6
Facsimile: 604-689-1722

IN CONSIDERATION of the mutual promises and covenants and the terms and conditions set out in sections 1.00 through 9.00 attached, the Company hereby offers and the Consultant hereby accepts engagement with the Company upon the terms and conditions set forth herein:

Position:	Financial Public Relations for Europe.
Services:	Services to be provided shall relate generally to the position of the Consultant and shall include those items and be provided in the manner described in Schedule A.
Term of Agreement:	This Agreement shall have an initial term of 3 months and be deemed to have commenced on November 1st, 2005, notwithstanding the date of execution.
Compensation:

As consideration for the Services of the Consultant hereunder, the Company shall pay the Consultant a fee of USD 6,000 per month. Additionally the Consultant will be paid by 100,000 shares of restricted Stock in the Company. The Company will provide the Consultant with a “Letter of Opinion” when the contract will not be terminated after the initial 3 months but not later than February 1st 2006.

Expense Reimbursement:	The Company shall also pay the Consultant an expense reimbursement of up to USD 32,000 in the first three months of this Agreement

Executed and delivered by and on behalf of the Company	Executed and delivered by the Consultant effective
effective _________________.	___________________.

URANERZ ENERGY CORP.	ACCENT MARKETING LTD.

Per: ”Glenn Catchpole	”Joerg Schweizer”
Glenn Catchpole	Joerg Schweizer, Director

CONSULTING AGREEMENT
TERMS AND CONDITIONS

1.00       Representations, Warranties, and Covenants of the Consultant

1.01       The Consultant represents and warrants to, and covenants with, the Company, as follows:

a.	the Consultant has the ability, experience and skills necessary to carry out its obligations under this Agreement;

b.

the Consultant and its officer, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Company or the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade;

c.	the Consultant shall, and shall cause its officers, employees, agents and co-consultants to, act at all times in the best interests of the Company;

d.

the Consultant, upon notice from the Company, will cease all Services for the period directed by the Company without effect on the payment of compensation due hereunder unless this Agreement is terminated in connection with the request to cease Services;

e.

the Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information has been provided to the Consultant by the Company for distribution or dissemination, or the Company has reviewed and approved such information prior to its distribution of dissemination by the Consultant; and

f.

the Consultant will not engage in any transaction involving the offer or sale of securities of the Company, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that the Consultant is in possession of material non-public information concerning the Company.

g.

The Consultant hereby covenants and agrees to indemnify the Company, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorney’s fees incurred by any of them resulting from or arising out of any action by the Consultant which constitutes a violation of any law or regulation or as a result of any misrepresentation made by the Consultant.

2.00       Position

2.01       The Consultant shall provide the Services indicated on the first page hereof and in such capacity, shall carry out the duties and responsibilities commensurate with that position as such duties are more specifically defined from time to time during the term of this Agreement by the Board of Directors of the Company.

2.02       In providing its services hereunder, the Consultant shall report to and take directions from the Chief Executive Officer or Chief Financial Officer of the Corporation, subject to overriding directions from the Board of Directors of the Company.

3.00       Terms; Termination of Engagement

3.01       The term of engagement pursuant to this Agreement shall be for the term stated on the first page hereof and thereafter engagement shall continue on a monthly basis until terminated by the Company or the Consultant. Either party may terminate the Consultant's engagement as follows:

a.	the Consultant may terminate his services at any time and for any reason upon one month’s written notice to the Company;

b.

the Company may terminate the Consultant's services at will. If the Company terminates the Consultant's engagement without cause, the Consultant's compensation and benefits shall continue for at least one month;

Consulting Agreement

c.

the Company may terminate the Consultant's services for cause after reasonable notice of any non-performance has been given by the Company to the Consultant and a reasonable opportunity has been afforded to the Consultant to remedy any instance of non-performance. For purposes of the preceding sentence, "cause" shall include but not be limited to:

	i.	fraud,
	ii.	conviction or confession of an indictable offense,
	iii.	destruction or theft of the Company's property,
	iv.	misconduct materially injurious to the Company, or
	v.	any breach or threatened breach of this Agreement.

3.02       If the Consultant's engagement is terminated:

a.	subject to paragraph 3.01.b, no further compensation coming due under this Agreement after the date of termination shall be payable by the Company; and

b.	the Consultant shall continue to be bound by the terms of section 6.00 of this Agreement.

4.00       Compensation

4.01       During the term of this Agreement, the Consultant shall be paid in accordance with the compensation provisions on the first page hereof. This compensation may be increased from time to time subject to the approval of the Board of Directors of the Company and, where required, any regulatory body having jurisdiction.

5.00       Non-circumvention of Consultant

5.01       In and for valuable consideration, the Company agrees that:

a.

the Consultant may introduce the Company (whether written, oral, data, or otherwise made by the Consultant) to opportunities (the “Opportunities”), including, without limitation, existing or potential investors, lenders, borrowers, trusts, corporations, and unincorporated business entities;

b.

the identity of the Opportunities, and all other information concerning the Opportunities (including, without limitation, all mailing information, telephone and facsimile numbers, email addresses, and other contact information) introduced hereunder are the property of the Consultant and shall be treated as confidential information;

c.	it shall not use such information except in the context of joint venture with the Consultant, and never without the Consultant’s prior written approval;

d.

neither it, nor its employees, affiliates and assigns shall enter into, or otherwise arrange (either for itself or any other person of entity) any business relations, contact any person of an Opportunity, either directly or indirectly, or any of its affiliates, or accept any compensation or advantage in relation to an Opportunity except as directed through the Consultant, without the prior written approval of the Consultant.

The Consultant is relying on the Company to assent to these terms and the intent of the Company to be bound by the terms as evidenced by the Company’s execution of this Agreement. Without the assent of the Company to these terms, the Consultant would not introduce any Opportunity or disclose any confidential information in pursuance of this Agreement.

6.00       Confidentiality

6.01       The Consultant agrees that, except as directed by the Company, the Consultant will not at any time, whether during or after his engagement with the Company, use or disclose to any person for any purpose other than for the benefit of the Company any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether

Consulting Agreement

prepared by the Consultant or otherwise coming into the Company's possession or control without the prior written permission of the Company.

6.02       The Consultant agrees that upon request by the Company and in any event upon termination of engagement, the Consultant shall turn over to the Company (or provide proof of destruction of) all Confidential Information in the Consultant's possession or under his control which was created pursuant to, is connected with or derived from the Consultant's services to the Company, or which is related in any manner to the Company's business activities or research and development efforts, whether or not such materials are in the Consultant's possession as of the date of this Agreement.

7.00       Saving Provision

7.01       The Company and the Consultant agree and stipulate that the agreements and covenants contained in the preceding sections 5.00 and 6.00, including the scope of the restricted activities described therein and the duration and geographic extent of such restrictions, are fair and reasonably necessary for the protection of the parties and the information described, goodwill and other protectable interests, in light of all of the facts and circumstances of the relationship between the Consultant and the Company. In the event a court of competent jurisdiction should decline to enforce any provision of the preceding paragraphs, such paragraphs shall be deemed to be modified to restrict them to the maximum extent, in both time and geography, which the court shall find enforceable.

8.00       Injunctive Relief

8.01       Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

8.02       The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties’ respective legitimate business interests and are reasonable in scope and content.

9.00       General

9.01       This Agreement and all matters arising hereunder will be governed by and construed in accordance with the laws of the State of Nevada, and the laws of the United States applicable therein, and all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with this Agreement will be referred to the courts of the State of Nevada exclusively, and, by execution and delivery of this Agreement, each party hereby irrevocably submits and attorns to such jurisdiction.

9.02       In the event it becomes necessary to enforce this Agreement through legal action, whether or not a suit is actually commenced, the party which obtains substantial success in a legal action shall be entitled to his or actual reasonable solicitor's fees and disbursements.

9.03       Any reference in this Agreement in the masculine gender shall include the feminine and neuter genders, and vice versa, as appropriate. Any reference in this Agreement in the singular shall mean the plural and vice versa, as appropriate.

9.04       There is no verbal or other agreement that may modify or affect this Agreement.

9.05       All dollars expressed in this Agreement are United States dollars.

9.06       This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

9.07       The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

Consulting Agreement

9.08       All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by e-mail or other telecommunication facility or on receipt after dispatch by certified or registered first class mail, postage prepaid to the party to whom the same is so given or made to its address noted on the first page.

9.09       This Agreement, including all Schedules attached hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

9.10       This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument and a facsimile copy of this Agreement executed by a party hereto in counterpart or otherwise will be deemed to be a valid and binding Agreement and accepted as an original of the Agreement until such time as each of the parties has an originally executed Agreement in its possession.

9.11       Nothing herein shall be construed as creating a relationship of employer-employee, partners, joint ventures or other such or similar relationship between the parties hereto.

9.12       The Company acknowledges and agrees that a great deal of time, cooperation, diligence and disclosure is necessary in order for the Consultant to perform its duties as contemplated herein. The Company acknowledges and agrees that no representation or warranty concerning the successful outcome of any proposal or recommendation is or can be made. The Company acknowledges and understands that this is especially true when approval of any governmental or regulatory authority or agency is needed in order for the Company to effect a proposed course of business which includes the possible intervention and institution by any governmental or regulatory authority or agency of any proceedings into the activities of the Company or its principals.

All statements of the Consultant concerning any and all matters contemplated herein are statements of opinion only. All statements released to the public will require the approval of the Company. The Company shall supply the Consultant with copies of any statements transmitted directly to public by the Company. The Company shall provide full cooperation, and turnaround of requested approvals or required copies.

9.13       The Company acknowledges and agrees that no representations or warranty has been made by the Consultant, associates, affiliates or any other person as to the successful outcome of any media, financial plan, private or public financing or other business plans put forth by the Consultant, its affiliates or associates. The Company further acknowledges and agrees that the Consultant, its affiliates and/or associates have not, and will not act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of the Company’s securities, either in private or public transactions. The Company represents and warrants that all payments and authorizations under this Agreement constitute compensation for services performed or to be performed and do not constitute an offer, payment, promise or authorization for payment to the Consultant, or its affiliates and/or associates to act as a finder, underwriter, broker, dealer or promoter of any of the Company’s securities.

9.14       Upon the occurrence of any event of default, and any time thereafter, the parties shall have all the rights and remedies provided in this Agreement, and any other writing executed by the parties, and as may be provided and allowed in law. Neither party shall be deemed to have waived any of its rights and remedies unless such waiver is in writing and signed by the parties hereto. A waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any subsequent breach. No delay or omission on the part of a party in exercising any right shall operate as a waiver of that right or any other right.

9.15       Controversy or claim arising out of or relating to this contract, or the breach thereof, which is not amicably settled between the parties, shall be settled by American Arbitration Association, with hearings to take place in Reno, Nevada, and the parties agree that an award may include an award of all the compensation due as a result of business conducted pursuant to this Agreement, plus all court costs, attorney fees, and other charges and damages deemed fair by the Arbitrator(s).

9.16       All arbitration shall be by three arbitrators, one of who shall be appointed by the Company, one by the Consultant, and the third selected jointly by the other two arbitrators. The arbitrators shall be familiar with or have

Consulting Agreement

expertise in investor public relations situations or whatever services the transaction in question is dealing with. The determination of the majority of arbitrators shall be binding upon the parties, and the award may be entered in any Court of competent jurisdiction. Arbitration shall be held in Reno, Nevada.

9.17       If any provision of the Agreement is held to be invalid, illegal, or unenforceable, then only that portion is void and shall not affect or impair, in any way, the validity, legality, or enforceability of the remainder of this Agreement.

SCHEDULE A

Services of the Consultant: During the term of the Agreement the Consultant shall use its best efforts to effect Investor Relations services for the German market and to further provide the Company with such regular customary financial consulting advice, management consulting and recruiting as is reasonably requested by the Company consistent with the foregoing

A.       Consultant's duties may include, but will not necessarily be limited to, providing recommendations concerning the following financial and related matters:

1.	Conducting due diligence of Company business and financial background;

2.	Forming a strategy and thorough time line in order to set certain dates as milestones by when certain milestones should be achieved;

3.	Introducing the Company to business opportunities;

4.	Developing a media plan, including;

	a.	cooperating in the drafting of news/press releases, and
	b.	translating news/press relases into German
	c.	disseminating news/press relases to the German speaking financial community

5.	Implementing an internet plan.

	a.	researching and monitoring internet boards/discussion groups etc., and

7.	Identifying private and institutional shareholders that may be legally contacted;

8.	Disseminating information about the Company to the investment community;

9.	Rendering advice and assistance in connection with the preparation of annual and interim reports and press releases;

B.

The Consultant will be pleased to perform additional or other services at Company's request, however, unless otherwise instructed, Consultant is not being retained to consult Company with any other matters.